Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION INCREASES
SEMIANNUAL DIVIDEND 8% TO $.27 PER SHARE
Ninth consecutive dividend increase declared since 2003
Biloxi, MS (December 10, 2007)—The board of directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, raised the holding company’s regular semiannual cash dividend to $.27 per common share, payable January 15, 2008, to stockholders of record January 8, 2008.
The new semi-annual dividend represents an increase of 8% over the $.25 per share paid for the first half of 2007.
“We are very gratified that we have been able to raise the dividend nine consecutive times since 2003, even in those difficult months after Hurricane Katrina,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank.
The current annualized dividend of $.52 per share for 2007 is 18% more than dividends paid in 2006 and 37% higher than 2005.
Founded in 1896, with $941 million in assets as of September 30, 2007, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.